UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 14, 2006
LEAP WIRELESS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-29752 (Commission File Number)	33-0811062 (I.R.S. Employer Identification No.)
10307 Pacific Center Court
San Diego, California 92121
(Address of Principal Executive Offices)

(858) 882-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
On July 14, 2006, Cricket Communications, Inc., a wholly owned subsidiary of the registrant, Leap Wireless International, Inc., entered into a Credit Agreement, dated as of July 13, 2006, by and among Cricket Communications, Inc., a Delaware corporation, as Lender, Denali Spectrum License, LLC, a Delaware limited liability company, as Borrower, and Denali Spectrum, LLC, a Delaware limited liability company, as Guarantor.
The Borrower is a wholly owned subsidiary of the Guarantor. The two members of the Guarantor are Denali Spectrum Manager, LLC, a Delaware limited liability company that is the sole manager of the Guarantor, and Cricket Communications, Inc. The Borrower previously filed an application with the FCC to participate in the upcoming auction of advanced wireless service licenses being conducted by the FCC, referred to as the Auction, which is expected to commence on August 9, 2006.
Under the Credit Agreement, Cricket has agreed to make loans to Borrower of up to $203.8 million to fund the payment of the net winning bids for licenses for which the Borrower is the winning bidder. Cricket has also agreed to loan the Borrower an amount equal to $1.50 times the aggregate number of potential customers covered by all licenses for which the Borrower is the winning bidder, to fund the construction and operation by Borrower and its subsidiaries of wireless networks using such licenses.
Loans under the Credit Agreement accrue interest at the rate of 14% per annum and such interest is added to principal quarterly. All outstanding principal and accrued interest under the Credit Agreement is due on the tenth anniversary of the date on which the last license for which the Borrower is the winning bidder is awarded to the Borrower. However, if Denali Spectrum Manager, LLC makes an offer to sell its membership interests in the Guarantor to Cricket (and Cricket accepts such offer), pursuant to the terms of the Guarantor’s limited liability company agreement, then all outstanding principal and accrued interest under the Credit Agreement shall be due upon the first business day following the date on which Cricket has paid Denali Spectrum Manager, LLC the offer price for its membership interests in the Guarantor.
The Borrower may prepay loans under the Credit Agreement at any time without premium or penalty. The Borrower must prepay loans under the Credit Agreement with any refunds of auction deposits, down payments or license payments received from the FCC.
The obligations of the Borrower and the Guarantor under the Credit Agreement are secured by all of the personal property, fixtures and owned real property of Borrower and Guarantor, subject to certain permitted liens. The Credit Agreement and the related security agreements contain customary representations, warranties, covenants and conditions.
Cricket has made an equity investment of approximately $7.6 million in the Guarantor, comprising an 82.5% non-controlling membership interest. Cricket has agreed to make a further equity investment in the Guarantor at the conclusion of the Auction such that Cricket’s total equity investment is equal to approximately 15.3% of the aggregate net purchase price of the wireless licenses, if any, that the Borrower acquires in the Auction. In addition, Cricket has agreed to make a further equity investment on the first anniversary of the conclusion of the Auction in an amount equal to approximately 15.3% of the aggregate net purchase price of such wireless licenses, up to a specified maximum amount.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAP WIRELESS INTERNATIONAL, INC.
Date: July 28, 2006	By:	/s/ DEAN M. LUVISA
		Name:	Dean M. Luvisa
		Title:	Vice President, Finance and Acting Chief Financial Officer